Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (333-224660) on Form S-4 of QCR Holdings, Inc. and subsidiaries of our reports dated March 9, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QCR Holdings, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of QCR Holdings, Inc. and subsidiaries for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP
Davenport, Iowa
May 17, 2018